UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2014

ATHERSYS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33876	20-4864095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3201 Carnegie Avenue, Cleveland, Ohio		44115-2634
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 431-9900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 17, 2014, the Board of Directors of Athersys, Inc. (the “Company”), upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), approved the following cash bonuses to the named executive officers of the Company, based on individual performance and achievement of corporate goals in 2013:

Name	Title	Award
Dr. Gil Van Bokkelen	Chief Executive Officer	$118,800
William Lehmann, Jr.	President and Chief Operating Officer	$84,000
Dr. John Harrington	Executive Vice President and Chief Scientific Officer	$83,500
Dr. Robert Deans	Executive Vice President, Regenerative Medicine	$65,000
Laura Campbell	Vice President of Finance	$42,000

Further, on January 17, 2014, the Board, upon the recommendation of the Committee, authorized the Company to enter into an amendment to that certain employment agreement, made as of January 1, 2004, as amended (the “Employment Agreement”), between the Company and William (B.J.) Lehmann to increase the length of time that Mr. Lehmann would be entitled to receive compensation from the Company in connection with the termination of Mr. Lehmann’s employment (i) by the Company in breach of the Employment Agreement, or (ii) by Mr. Lehmann for Good Reason (as defined) in the Employment Agreement from six months to twelve months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHERSYS, INC.

By:	/s/ Laura K. Campbell
Name: Laura K. Campbell
Title: Vice President of Finance

Date: January 21, 2014